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            Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the use of our reports: (1) dated February 17, 2006, with respect to the statutory-basis financial statements and schedules of Western Reserve Life Assurance Co. of Ohio, (2) dated February 3, 2006, with respect to the financial statements of the WRL Series Life Corporate Account, and (3) dated February 3, 2006, with respect to the financial statements of the WRL Series Life Corporate Account, included in Post-Effective Amendment No. 16 to the Registration Statement (Form N-6 No. 333-57681) under the Securities Act of 1933 and related Prospectus of WRL Series Life Corporate Account.

                                       /s/ Ernst & Young LLP

Des Moines, Iowa
April 24, 2006